Exhibit 8.1

List of Principal Subsidiaries of WeRide Inc.

Subsidiaries	Place of Incorporation
WeRide (Singapore) Pte. Ltd.	Singapore
WeRide Middle East General Trading Ltd.	Abu Dhabi
WeRide Corp.	United States
WeRide HK	Hong Kong
Guangzhou Wenyuan Zhixing Technology Co., Ltd.	People’s Republic of China
Guangzhou Jingqi Technology Co., Ltd.	People’s Republic of China
Wenyuan Suxing (Jiangsu) Technology Co., Ltd.	People’s Republic of China
Wenyuan Yuexing (Guangdong) Travel Technology Co., Ltd.	People’s Republic of China
Wuxi WeRide Intelligent Technology Co., Ltd.	People’s Republic of China
Shanghai Wenyuan Zhixing Technology Co., Ltd.	People’s Republic of China
Shenzhen Wenyuan Zhixing Intelligent Technology Co., Ltd.	People’s Republic of China
Wenyuan Jingxing (Beijing) Technology Co., Ltd.	People’s Republic of China
Taizhou Wenyuan Zhixing Intelligent Technology Co., Ltd.	People’s Republic of China
Shanghai Wenyuan Zhixing Automotive Technology Co., Ltd.	People’s Republic of China